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                                                                     EXHIBIT D-3

                               UNITED STATES OF AMERICA
                                      BEFORE THE
                         FEDERAL ENERGY REGULATORY COMMISSION



                                  )
Boston Edison Company             )         Docket No. EC97______
BEC Energy                        )



                         APPLICATION OF BOSTON EDISON COMPANY
                      AND BEC ENERGY FOR AUTHORITY TO IMPLEMENT
                          PROPOSED CORPORATE REORGANIZATION



    Boston Edison Company ("BECo") and BEC Energy (herein sometimes jointly referred to as the "Applicants") request that the Commission authorize implementation of a corporate reorganization plan (the "Plan") which will create a holding company structure. Because the Plan would be deemed to result in a "disposition of jurisdictional facilities" in light of the Commission's decision in CENTRAL VERMONT PUBLIC SERVICE CORP., 39 F.E.R.C. PARA 61,295 (1987), the Applicants seek this authorization under Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. Section 824b, and applicable Commission regulations, 18 C.F.R. Part 33. The proposed reorganization will create a holding company to hold directly the common stock of BECo. The restructuring will have no effect on the jurisdictional facilities, rates or services of BECo and will be consistent with the public interest.

    The Applicants respectfully request that the Commission approve this application by September 30, 1997. This is approximately the same time frame in which BECo anticipates receiving its other necessary regulatory approvals, and will permit it to proceed as expeditiously as possible with its restructuring.

                                          I.
                             INTRODUCTION AND BACKGROUND

    BECo is an investor-owned regulated public utility incorporated in 1886 under the law of The Commonwealth of Massachusetts. BECo, with its wholly-owned utility subsidiary Harbor Electric Energy Company ("HEEC"), is currently engaged principally in the generation, purchase, transmission, distribution and sale of electric energy. BECo supplies electricity at retail to an area of 590 square miles in The Commonwealth of Massachusetts, including the City of Boston and 39 surrounding cities and towns. In 1996, the Company served an average of 657,487 retail electric customers.


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    BECo is a public utility as defined in Section 201(e) of the Federal Power
Act, 16 U.S.C. Section 824(e). It sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities and municipal electric departments under rate schedules and tariffs on file with the Commission.

    BECo owns a transmission system which as of December 31, 1996 consisted of 362 miles of overhead circuits operating at 115, 230 and 345 kilovolts ("kV") and 156 miles of underground circuits operating at 115 and 345 kV. This system includes substations with a capacity of 10,281 megavolt amperes. BECo also owns electric generating facilities with an aggregate capacity of more than 2,709 megawatts ("MW") and a distribution system of approximately 4,700 overhead and 900 underground circuit miles.

    BECo is subject to the regulation of the Department of Public Utilities of The Commonwealth of Massachusetts (the "MDPU") under the General Laws of The Commonwealth of Massachusetts. The MDPU has jurisdiction over BECo's retail rates for electricity and issuances of bonds, capital stock and certain other securities and investments by BECo in other entities, including subsidiaries. BECo is currently an "exempt holding company" under the Public Utility Holding Company Act of 1935 ("PUHCA") and is therefore subject to limited regulation by the Securities and Exchange Commission ("SEC").

    In addition to the utility operations which it conducts through itself and HEEC, BECo is also engaged, through its unregulated subsidiary, Boston Energy Technology Group ("BETG") and subsidiaries of BETG, in certain non-utility businesses, including energy utilization and conservation, construction management and district energy. Recently, BECo announced that BETG (through its subsidiaries) has entered into two joint ventures in the areas of telecommunications and energy marketing. To date, BECo's investment in, and the results of operations of, BETG and its subsidiaries have not been material to the financial condition and results of operations of BECo taken as a whole.

    BEC Energy is a voluntary association, commonly known as a Massachusetts business trust, organized under Chapter 182 of the General Laws of Massachusetts and having its principal place of business in the City of Boston. It was organized for the purpose of accomplishing the transactions discussed herein, and currently holds no property and conducts no operations. All of the outstanding Common Stock of BEC Energy is owned by BECo.

                                         II.
                              THE PROPOSED RESTRUCTURING

    Subject to various approvals, including the approval of this Commission, the MDPU, the SEC, the Nuclear Regulatory Commission ("NRC") and BECo shareholders, the Applicants propose to adopt a holding company structure under which BECo will become a subsidiary of BEC Energy. As part of the proposal, BECo also contemplates transferring to the holding company its ownership interest in BETG. The resulting corporate structure will better position BECo to operate in the changing electric utility industry, which is being


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restructured as the result of both federal and state initiatives, as well as market changes.(1) The holding company structure is designed to insulate utility ratepayers and BECo debt and preferred security holders from the financial risks of non-utility enterprises, while increasing the financing flexibility of non-utility businesses.

    To carry out the restructuring, BECo has formed BEC Energy, a Massachusetts business trust, and BEC Energy's wholly-owned subsidiary, Boston Edison Mergeco Electric Company, Inc. ("Mergeco"), a Massachusetts utility corporation, neither of which entities has any present business or properties of its own. The outstanding BEC Energy Common Shares are presently owned by BECo, while the authorized stock of Mergeco is presently subscribed for by BEC Energy and will be issued to BEC Energy upon approval of the MDPU. BECo, Mergeco and BEC Energy have entered into a Merger Agreement under which, subject to BECo common stockholder approval as required by Massachusetts law, BECo will become a subsidiary of BEC Energy through the merger of Mergeco with and into BECo. In the Merger, the BECo Common Stock will be exchanged share-for-share for BEC Energy Common Shares. A copy of the Merger Agreement is attached to this application as Exhibit H.

    Immediately following the Merger, BECo will transfer the stock of BETG to BEC Energy. After the restructuring, BEC Energy will engage in non-utility business activities through BETG and its subsidiaries. In the future, BEC Energy may establish additional subsidiaries to engage in new non-utility businesses. If the proposed restructuring is consummated, it is intended that advances to and other investments in non-utility businesses will be made primarily by BEC Energy rather than by BECo and that the proceeds of financings by BECo will be used entirely in the conduct of its electric utility business. HEEC will remain a subsidiary of BECo. None of the other securities of BECo, including its six outstanding series of Cumulative Preferred Stock (two of which are represented by Depositary Preferred Shares(2)) and debt securities, consisting primarily of debentures, commercial paper and bank lines of credit, will be altered by the Merger. These securities will continue to be outstanding securities and obligations of BECo. The common shares of BECo will cease to be listed on the New York and Boston Stock Exchanges, and the common shares of BEC Energy will be listed and traded instead.


---------------

(1) See, e.g., Order No. 888: Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services By Public Utilities, 75 F.E.R.C. PARA 61,080 (1996), REAFF D AND CLARIFIED, Order No. 888-A, 78 F.E.R.C.
PARA 61,220 (1997); Electric Industry Restructuring, MDPU 96-100 (December 30,
1996).

(2) The Company's Cumulative Preferred Stock, 8.25% Series, is scheduled to be redeemed on June 1, 1997.


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                                         III.
                      THE PROPOSED RESTRUCTURING IS CONSISTENT
                               WITH THE PUBLIC INTEREST

    The Commission has held that the transfer of a public utility's common stock from its existing shareholders to a holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus a "disposition of facilities" subject to Commission review and approval under Section 203 of the FPA. See, e.g., ILLINOIS POWER CO., 67 F.E.R.C.

PARA 61,136 (1994); CENTRAL VERMONT PUBLIC SERVICE CORP., 39 F.E.R.C. PARA 61,295 (1987). Because BECo's proposed restructuring would entail the transfer of the ownership of its common stock from existing shareholders to BEC Energy, BECo is seeking approval under Section 203 and the Commission's regulations thereunder.(3)

    The Commission is obligated to approve a proposed disposition of facilities under FPA Section 203 if it would be "consistent with the public interest". The applicant need not show a positive public benefit. CENTRAL VERMONT PUBLIC SERVICE CORP., 39 F.E.R.C. at 61,960, n.14. "Only an absence of negative detriment [to the public interest] is required." ID. See also PACIFIC POWER AND LIGHT CO. V. F.P.C., 111 F.2d 1014, 1016 (9th Cir. 1962). To determine whether a proposal is compatible with the public interest, the Commission has identified these principal considerations: (1) the effect on utility operating costs and rate levels; (2) the contemplated accounting treatment; (3) the reasonableness of the purchase price; (4) the possibility of coercion; (5) the effect on competition; and (6) the impact on the effectiveness of state and federal regulation. ILLINOIS POWER CO., 67 F.E.R.C. at 61,352, CITING COMMONWEALTH EDISON CO., 36 FPC 927, 936-42 (1966), AFF D SUB NOM. UTILITY USERS LEAGUE V. FPC, 394 F.2d 16 (7th Cir.), CERT. DENIED, 393 U.S. 953 (1968).

    The restructuring proposed by the Applicants will be compatible with each of the relevant public interest considerations. In particular, the restructuring will provide BECo with a corporate structure that will facilitate the separation from BECo of currently unregulated business activities, as well as those that are currently regulated but may become unregulated or competitive as the expected reduction of vertical integration of the utility business evolves. The corporate restructuring will also further insulate utility ratepayers, both wholesale and retail, from the financial risks of present and future non-utility businesses. Moreover, as explained below, the proposed restructuring will have no effect on the jurisdictional facilities, rates or services of BECo.

A.  THE PROPOSED RESTRUCTURING WILL NOT AFFECT OPERATING COSTS OR RATE
    LEVELS.

    The proposed reorganization will have no effect on either BECo's operating costs or its rate levels. The transaction costs of the proposed restructuring will not affect BECo's retail or wholesale rates because these costs will not be included in rates. Any future changes in BECo's wholesale power or transmission rates will continue to be subject to Commission


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(3) Consistent with the Commission's authority under Section 203(b) to issue supplemental orders if necessary or appropriate, FITCHBURG GAS AND ELECTRIC LIGHT CO., 58 F.E.R.C. PARA 61,201 at 61,624 (1992), BECo reserves the right to contest the Commission's jurisdiction over the proposed restructuring if future events so warrant.


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review and acceptance under the FPA.

B. THERE WILL BE NO EFFECT ON BECO'S FINANCIAL STATEMENTS OTHER THAN TO REFLECT THE TRANSFER OF ITS OWNERSHIP INTERESTS IN CERTAIN OF ITS SUBSIDIARIES.

    In the Merger, BECo will be the surviving entity. Inasmuch as Mergeco will have no operations and no material assets, the consolidated financial statements of BECo will be unaffected except for adjustments to reflect the transfer of BECo's ownership interest in BETG to BEC Energy.(4) BECo's books and records will continue to be maintained in accordance with the Commission's Uniform System of Accounts.

C.       REASONABLENESS OF PURCHASE PRICE

    Because the Plan of Merger involves the conversion of each share of BECo Common Stock into a share of BEC Energy Common Stock, the proportion of each shareholder's ownership will be unchanged. As a result, there is no purchase price for the conversion of this stock. There will be no sale or lease of utility assets. The restructuring will not result in any change in BECo's wholesale or retail rates.

D.       THE PROPOSED RESTRUCTURING WILL ENTAIL NO COERCION.

    Because the proposed reorganization involves only BECo and its affiliates, there is no possibility of coercion.

E.  THE PROPOSED RESTRUCTURING WILL NOT HAVE AN ADVERSE EFFECT ON
COMPETITION.

    Market power in wholesale electric markets results from the ownership or control of generation assets, transmission assets, or other inputs that could be used as barriers to entry. See, e.g., KANSAS CITY POWER AND LIGHT CO., 67 F.E.R.C. PARA 61,183, at 61,556-558 (1994). BECo's proposed restructuring will have no effect on the ownership or control of such assets and inputs and thus will not adversely affect competition.

    The restructuring would, moreover, facilitate the establishment in the future of separate businesses to engage in competitive, unregulated activities. In that event, the proposed holding company structure would insulate utility ratepayers from many of the financial risks associated with such ventures. Moreover, the effect of the proposed structure on competition in the electric power industry either would be neutral or would offer positive benefits by enhancing competition.

F.  THE PROPOSED RESTRUCTURING WILL NOT IMPAIR THE    EFFECTIVENESS OF STATE OR
FEDERAL REGULATION.

    The proposed restructuring will not impair effective regulation of BECo's utility operations by either state or federal agencies. BECo's utility services, rates, and facilities

---------------

(4) The ownership of BETG and its subsidiaries will be transferred to BEC Energy, and BECo's consolidated financial statements will not incorporate the impact of these subsidiary operations as they do now. There will be a charge to the equity accounts of BECo to reflect the removal of these subsidiaries as a BECo investment. This charge (approximately $7 million) is immaterial to the financial position of BECo.


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will be unaffected by the restructuring and will continue to be regulated by the
MDPU and the FERC. Indeed, because of the increase in the existing operational delineation between the utility and its unregulated subsidiary which would result from the contemplated transfer of BETG to BEC Energy, the proposed reorganization will enhance the auditing of utility costs and revenues.


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                                         IV.
                    INFORMATION REQUIRED UNDER SECTION 33.2 OF THE
                               COMMISSION'S REGULATIONS

    The following information is required by Section 33.2 of the Commission's regulations:

    (a)  The applicants' exact names and principal business offices are:
                   Boston Edison Company
                   BEC Energy
                   800 Boylston Street
                   Boston, Massachusetts 02199

    (b) The persons authorized to receive notices and communications with respect to this application are:

                   Theodora S. Convisser, Esq.
                   Clerk of the Corporation and Assistant General Counsel Boston Edison Company
                   Legal Department P-361
                   800 Boylston Street
                   Boston, Massachusetts 02199
                   Phone:  (617) 424-2530
                   Fax:  (617) 424-2733

                   Carmen L. Gentile, Esq.
                   Bruder, Gentile & Marcoux
                   1100 New York Avenue, N.W.
                   Suite 510 East
                   Washington, D. C. 20005-3934

                   David A. Fine, Esq.
                   Ropes & Gray
                   One International Place
                   Boston, Mass. 02110-2624

    (c) BECo's retail service territory is entirely within The Commonwealth of Massachusetts and includes part or all of the following three of Massachusetts' 14 counties: Middlesex County, Norfolk County and Suffolk County. BEC Energy has no service territory.

    (d) BECo owns approximately 362 miles of overhead transmission circuits operating at 115, 230 and 345 kV and 156 miles of underground circuits operating at 115 and 345 kV. Transmission facilities include substations with a capacity of approximately 10,281 kilovolt-


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amperes.  All of these transmission facilities are located in Massachusetts.

         The electric generating facilities owned by BECo have an aggregate capacity of more than 2,709 MW. Its electric distribution system consists of approximately 4,700 overhead and 900 underground circuit miles.

          BEC Energy owns no facilities.

    (e) As described above, this application is for authorization to implement a corporate reorganization. There is no consideration or sales price involved.

    (f) The facilities to be disposed of include all of the operating facilities owned by BECo.

    (g) The cost of BECo's net utility plant in the form prescribed by the Uniform System of Accounts is shown in BECo's FERC Form No. 1 for the year ended December 31, 1996, at pages 200-201.

    (h) The proposed reorganization will have no effect on any of BECo's contracts for the purchase, sale or interchange of electric energy. BEC Energy has no such contracts.

    (i) BECo has applied to and been granted authorization by the MDPU under Chapter 164, Section 17A of the General Laws of Massachusetts to make the initial investment in BEC Energy necessary to submit the restructuring proposal to its stockholders for approval, which was granted on May 15, 1997. Concurrent with the filing of this Application, BECo is also filing with the MDPU for approval of the merger under M.G.L. c. 164, Section 96. BECo is also requesting the concurrence of the NRC, under the Atomic Energy Act, in the restructuring because BECo is the licensee for Pilgrim Nuclear Power Station. BEC Energy will file with the SEC a claim of exemption under Section 3(a)(1) of PUHCA from the obligation to register as a holding company under PUHCA, and an application for the SEC's approval of the proposed transactions under Section 9(a)(2) of PUHCA. In addition, BECo will seek an opinion of counsel confirming that the proposed reorganization will not be a taxable event for its shareholders.


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    (j) The facts relied upon are set forth above in Sections I through III of this application. As stated therein, the proposed reorganization will provide increased financial, managerial and organizational flexibility so that BECo may be better positioned to operate in the changing electric utility industry; will create a clear separation of BECo's electric utility business from the non-utility businesses of other BEC Energy subsidiaries, thereby providing a better structure for regulators to assure that there is no cross-subsidization of cost or transfer of business risk from unregulated to regulated lines of business; will mitigate the potential impact on BECo, its preferred stock and debt security holders and its customers, of the risks of non-utility businesses; and will permit the capital structure of BECo to be managed more efficiently.

    (k) The franchises held by BECo and their dates of expiration are listed in Attachment A hereto. BEC Energy holds no franchises.

    (l) A form of notice of this filing, suitable for publication in the Federal Register, is Attachment B hereto.

                                          V.
                                  REQUIRED EXHIBITS

    The following exhibits required by Section 33.3 of the Commission's regulations are filed herewith, except as noted. All Exhibits are relevant only to, and therefore address only,

BECo:

Exhibit A          Resolutions of BECo Board of Directors dated January 23, 1997 authorizing the proposed restructuring. The restructuring was approved by BECo's shareholders at the May 15, 1997
                   Annual Meeting.

Exhibit B          Statement of the measure of control or ownership exercised by or over BECo and the nature and extent of any intercorporate relationships.

Exhibits C         BECo's balance sheets and supporting plant schedules as of
                   December 31, 1996,

E and F actual and PRO FORMA, and BECo's income statement and retained earnings statement for the 12 months ended December 31, 1996, actual and PRO FORMA.

Exhibit D          A statement of known contingent liabilities, excepting minor items.


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Exhibit G          Copies of applications or requests filed with the MDPU,
                   the NRC and the SEC. Copies of agency orders will be filed with the Commission after they have been issued.

Exhibit H          Copy of the Agreement of Merger among BECo, Boston Edison
                   Mergeco Electric Company, Inc. and BEC Energy dated as of
                   March 25, 1997.

Exhibit I A map showing BECo properties and interconnections, and the principal cities in the area served. BECo is the only party to the proposed transaction for which a map is relevant.

                                         VI.
                                      CONCLUSION

    The corporate restructuring to be accomplished by the merger satisfies the standards of Section 203 of the Federal Power Act and consequently should be approved by the Commission. Such approval by September 30, 1997, assuming contemporaneous receipt of MDPU and NRC approvals, would enable BECo to proceed expeditiously with its restructuring plans.

                                       Respectfully submitted,

                                       BOSTON EDISON COMPANY

                                       By: /s/ THOMAS J. MAY
                                          -------------------
                                       Thomas J. May
                                       Chairman, President and Chief
                                       Executive Officer

                                       BEC ENERGY

                                       By: /s/ THOMAS J. MAY
                                          -------------------
                                       Thomas J. May
                                       Chairman, President and Chief
                                       Executive Officer

Theodora S. Convisser
Carmen L. Gentile
Attorneys of BOSTON EDISON COMPANY
800 Boylston Street
Boston, Massachusetts 02199                           Dated:  May 30, 1997


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                                     VERIFICATION


COMMONWEALTH OF MASSACHUSETTS)
                            )       ss:
COUNTY OF SUFFOLK           )


Thomas J. May, being duly sworn deposes and says: That he is the Chairman, President and Chief Executive Officer of Boston Edison Company, a Massachusetts corporation, and that he is also the Chairman, President and Chief Executive Officer of BEC Energy, a Massachusetts business trust, these two entities being the two Applicants in the foregoing Application; that he has read the foregoing Application and knows the contents thereof; and that the same are true to the best of his knowledge and belief.




                                       /s/ THOMAS J. MAY
                                       --------------------
                                           Thomas J. May

Subscribed to and sworn to before me, a notary public of The Commonwealth of Massachusetts, this 30th day of May, 1997 at Boston, Massachusetts.



                                  /s/ THEODORA S. CONVISSER
                                  -------------------------------
                                  Theodora S. Convisser
                                  Notary Public
                                  The Commonwealth of Massachusetts

                                  My commission expires:  March 10, 2000


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